Exhibit 99.1

SeaStar Medical Reports Third Quarter 2024 Financial Results and Provides a Business Update

DENVER (November 13, 2024) – SeaStarMedical Holding Corporation (Nasdaq: ICU) (“SeaStar Medical” or the “Company”), a commercial-stage medical device company developing proprietary solutions to reduce the consequences of hyperinflammation on vital organs, reports financial results for the three and nine months ended September 30, 2024, and provides a business update.

“We are delighted to report market demand and our first commercial sales of QUELIMMUNE™, our pediatric SCD that was cleared for sale by FDA in February 2024,” said Eric Schlorff, SeaStar Medical CEO. "During the third quarter, we recognized $67,500 of revenue from shipping QUELIMMUNE directly to one end-user customer. We also shipped QUELIMMUNE to our former distribution partner which had a contract value of approximately $70,000. If such sales were made directly to the end user by us, rather than under the distribution contract with our distribution partner, this would have resulted in additional shipments of QUELIMMUNE at a value of approximately $250,000.

“Beginning in the fourth quarter, we are able to recognize 100% of the sales value to direct end-user customers as revenue, and we expect to continue to add direct end-user customers going forward,” continued Mr. Schlorff. “Last month we presented economic data supporting the significant potential cost-saving benefits of QUELIMMUNE to the healthcare system in treating critically ill children with acute kidney injury (AKI), which we believe will further aid in achieving our goal of adding two to three or more hospital customers by 2024 yearend.

“The adult AKI patient population is 50 times larger than the pediatric population, and our NEUTRALIZE-AKI pivotal trial is gaining momentum with 59 subjects now enrolled. This includes a record enrollment month in October, moving us closer to the interim data review we anticipate at 100 subjects. Three new medical centers have joined this trial in the fourth quarter, increasing the number of clinical sites to 12 and underscoring our confidence the pace of enrollment will accelerate,” he added. “We continue to explore the potential of our technology in multiple, high-value indications beyond AKI. To this end, we received notice last week from the FDA of Breakthrough Device Designation for the SCD in chronic dialysis. This is the fourth indication to receive this designation and the first for a chronic disease.”

“I’m pleased to report the elimination of more than $9 million in long-term debt since the beginning of 2024,” said David Green, SeaStar Medical CFO. “In addition, we believe our new direct sales model for QUELIMMUNE will have a dramatic impact on revenue by increasing sales recognized per unit by three to four times.”

SeaStar Medical provides the following updates on its commercial and development programs, and corporate activities:

QUELIMMUNE and Pediatric Acute Kidney Injury

Only about half of the patients in the pediatric ICU with AKI who require renal replacement therapy (RRT) survive, and those who do are at elevated risk of long-term, life-threatening conditions such as chronic kidney disease. Pooled analyses from two non-controlled studies, one of which was funded by the FDA Office of Orphan Products Development, showed that children weighing 10 kilograms or more with AKI requiring continuous RRT (CRRT)

who were treated with QUELIMMUNE (Selective Cytopheretic Device or SCD-Pediatric) had a 77% survival rate, no dialysis dependency at Day 60 and no device-related serious adverse events or device-related infections.

In February 2024 we received our first U.S. regulatory approval for the QUELIMMUNE device, the SCD specifically for children with AKI and sepsis or septic condition weighing 10 kilograms or more who are being treated in the ICU with RRT. QUELIMMUNE was approved under a Humanitarian Device Exemption (HDE) application, having met the applicable criteria with clinical results showing safety and probable clinical benefit to critically ill children with AKI who have few treatment options. The U.S. addressable population of about 4,000 pediatric patients falls within the 8,000-patient HDE criteria.

We are working with hospitals to commercialize QUELIMMUNE under Humanitarian Use Device (HUD) requirements. Pediatric patients undergoing treatment with this therapy are expected to require, on average, five to seven QUELIMMUNE units, with the disposable portion of the unit being changed once every 24 hours.

•
In July 2024 we announced the first commercial sale of QUELIMMUNE to our previous U.S. distribution partner, following the finalization of FDA labeling requirements earlier in the month.
•
In July 2024 we reported that the first patient had been treated with QUELIMMUNE in a commercial setting, which allowed us to meet the August 20, 2024 FDA deadline to begin patient treatments as designated in the FDA’s approval of QUELIMMUNE.
•
In October 2024 we assumed all responsibility for direct sales, marketing and distribution of QUELIMMUNE to hospital customers, allowing us to recognize 100% of revenue generated from commercial QUELIMMUNE sales.
•
In October 2024 we introduced an analysis of economic data supporting a projected cost savings of approximately $30,000 per hospitalization for critically ill pediatric patients with AKI on CRRT treated with QUELIMMUNE versus standard of care. The cost savings is principally driven by the lower expected death rate and shorter length of hospital stay. The analysis was introduced at ASN Kidney Week 2024, the premier nephrology conference.
•
In October 2024 we shipped QUELIMMUNE to a second commercial hospital customer.

Adult Acute Kidney Injury

We are conducting the pivotal NEUTRALIZE-AKI(NEUTRophil and Monocyte DeActivation via SeLective CytopheretIc Device - a RandomiZEd Clinical Trial in Acute Kidney Injury) clinical trial to evaluate the safety and effectiveness of the SCD in adults with AKI in the ICU receiving CRRT. The SCD-ADULT device has received FDA Breakthrough Device Designation for this indication, which is awarded to a therapy to treat a serious or life-threatening condition with preliminary clinical evidence indicating it may demonstrate substantial improvement over available therapies on clinically significant endpoints.

The NEUTRALIZE-AKI trial is expected to enroll up to 200 patients at up to 30 U.S. medical centers. The trial’s primary endpoint is a composite of 90-day mortality or dialysis dependency of patients treated with the SCD-ADULT in addition to CRRT as the standard of care, compared with the control group receiving only CRRT standard of care. Secondary endpoints include mortality at 28 days, ICU-free days in the first 28 days, major adverse kidney events at Day 90 and dialysis dependency at one year. The study will also include subgroup analyses to explore the effectiveness of SCD-ADULT therapy in AKI patients with sepsis and acute respiratory distress syndrome.

•
In July 2024 the U.S. Centers for Medicare & Medicaid Services (CMS) granted Category B coverage for certain expenses incurred by medical centers treating Medicare or Medicaid patients enrolled in the adult AKI trial.
•
We expect to receive U.S. regulatory approval for the SCD for adults with AKI under a Premarket Approval (PMA) application and to begin the commercial product launch in 2026.

Additional SCD Indications

We continue to explore the application of our SCD technology across a range of indications involving dysregulated immune processes where proinflammatory activated neutrophils and monocytes may contribute to disease progression or severity, in both acute and chronic indications. The SCD has shown a measurable reduction in excessive inflammatory responses such as the reduction of solid organ dysfunction in a variety of preclinical and clinical studies, including sepsis, acute kidney injury, hepatorenal syndrome, cardiorenal syndrome, ischemia/reperfusion injury, intracerebral hemorrhage, cardiopulmonary bypass, chronic kidney disease, chronic dialysis, type 2 diabetes, acute respiratory distress syndrome and COVID-19, among others.

•
In November 2024 we received FDA Breakthrough Device Designation for the SCD for use in chronic dialysis, our first such designation for a chronic indication. This is our fourth FDA award of Breakthrough Device Designation including adult AKI, cardiorenal syndrome and hepatorenal syndrome.

Scientific Presentations

In October 2024 the SCD was featured in four poster presentations at ASN Kidney Week 2024, including the following:

•
Economic data indicating the QUELIMMUNE substantially lowers hospitalization costs for critically ill pediatric patients with AKI treated with CRRT.
•
New data further explaining mechanistically how the SCD addresses hyperinflammation and helps restore immune balance in these critically ill AKI patients.

Corporate Developments

•
In July 2024 we completed a registered direct offering priced at-the-market, raising gross proceeds of $10 million.
•
In September we eliminated all long-term debt, which was reported at more than $9 million at the end of 2023.
•
Since August 20, 2024, and through November 10, 2024, we raised approximately $1.8 million, net of fees, by issuing approximately 569 thousand shares our common stock.

Third Quarter Financial Results

Net revenue for the third quarter of 2024 was $67,500 and was derived from the direct shipment of QUELIMMUNE to a hospital customer following the commencement of commercial sales in July 2024. Revenue from the previous distribution agreement was not recognized during the quarter due to the termination of the agreement. The Company reported no revenue for the third quarter of 2023.

Research and development (R&D) expenses for the third quarter of 2024 were $2.3 million, compared with $1.1 million for the third quarter of 2023. The increase was primarily driven by higher clinical trial costs and personnel expenses. General and administrative (G&A) expenses for the third quarter of 2024 were $2.2 million, compared with $1.9 million for the third quarter of 2023, with the increase primarily due to fees related to a contract termination settlement.

Other expenses, net for the third quarter of 2024 was $22,000, compared with other expense of $4.3 million for the third quarter of 2023. The decrease was primarily attributable to the loss on the change in fair value or extinguishments of convertible notes during the 2023 quarter, with all convertible notes fully redeemed or converted by June 30, 2024. The decrease was partially offset by a decrease in the gain from the change in the fair value of warrant liability.

The net loss for the third quarter of 2024 was $4.5 million, or $1.10 per share on 4.1 million weighted-average shares outstanding. This compares with a net loss for the third quarter of 2023 of $7.2 million, or $9.02 per share on 0.8 million weighted-average shares outstanding.

Nine Month Financial Results

Net revenue for the first nine months of 2024 was $67,500. The Company reported no revenue for the first nine months of 2023.

R&D expenses for the first nine months of 2024 were $6.4 million, compared with $4.8 million for the first nine months of 2023. G&A expenses for the first nine months of 2024 were $6.8 million, compared with $6.5 million for the first nine months of 2023.

Other expense, net for the nine months ended September 30, 2024 was $7.3 million, compared with $5.5 million for the nine months ended September 30, 2023.

The net loss for the first nine months of 2024 was $20.4 million, or $6.10 per share on 3.4 million weighted-average shares outstanding, compared with a net loss for the first nine months of 2023 of $16.8 million, or $26.16 per share on 0.6 million weighted-average shares outstanding.

Cash as of September 30, 2024, was $2.1 million, which included net proceeds of approximately $9.1 million from a registered direct offering completed in July 2024 and approximately $0.1 million raised under the Company’s at-the-market (ATM) facility. The Company retired $3.1 million in convertible notes and long-term interest-bearing debt during the third quarter of 2024, and currently has no long-term debt.

About the Selective Cytopheretic Device (SCD)

The SCD is a patented cell-directed extracorporeal device that employs immunomodulating technology to selectively target proinflammatory neutrophils and monocytes during CRRT and reduces the hyperinflammatory milieu including the cytokine storm that causes inflammation, organ failure and possible death in critically ill patients. Unlike pathogen removal and other blood-purification tools, the device is integrated with RRT hemofiltration systems to selectively target and transition proinflammatory monocytes to a reparative state and promote activated neutrophils to be less inflammatory. The SCD selectively targets the most highly activated proinflammatory neutrophils and monocytes. These cells are then returned back into the body through the blood, and the body is signaled to lower its inflammatory environment and focus on repair. This unique immunomodulation approach may promote long-term organ recovery and eliminate the need for future RRT, including dialysis.

About SeaStar Medical

SeaStar Medical is a commercial-stage medical technology company that is redefining how extracorporeal therapies may reduce the consequences of excessive inflammation on vital organs. SeaStar Medical’s novel technologies rely on science and innovation to provide life-saving solutions to critically ill patients. The Company is developing and commercializing cell-directed extracorporeal therapies that target the effector cells that drive systemic inflammation, causing direct tissue damage and secreting a range of pro-inflammatory cytokines that initiate and propagate imbalanced immune responses. For more information visit www.seastarmedical.com or visit us on LinkedIn or X.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1955. These forward-looking statements include, without limitation, our ability to add additional direct end-user customers; the impact of our direct sales model on revenue; the ability of SCD to treat patients with AKI and other diseases; anticipated patient enrollment and the expansion of the clinical trial sites; anticipated patient populations and addressable markets for our products; the application of our technology beyond AKI; the anticipated Medicare and Medicaid reimbursement by CMS for patients enrolled in clinical trials; the expected regulatory approval process and timeline for commercialization; and the ability of SeaStar Medical to meet the expected timeline. Words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside SeaStar Medical’s control and are difficult to predict. Factors that may cause actual future events to differ materially from the expected results include, but are not limited to: (i) the risk that SeaStar Medical may not be able to obtain regulatory approval of its SCD product candidates; (ii) the risk that SeaStar Medical may not be able to raise sufficient capital to fund its operations, including current or future clinical trials; (iii) the risk that SeaStar Medical and its current and future collaborators are unable to successfully develop and commercialize its products or services, or experience significant delays in doing so, including failure to achieve approval of its products by applicable federal and state regulators, (iv) the risk that SeaStar Medical may never achieve or sustain profitability; (v) the risk that SeaStar Medical may not be able to access funding under existing agreements; (vi) the risk that third-parties suppliers and manufacturers are not able to fully and timely meet their obligations, (vii) the risk of product liability or regulatory lawsuits or proceedings relating to SeaStar Medical’s products and services, (viii) the risk that SeaStar Medical is unable to secure or protect its intellectual property, and (ix) other risks and uncertainties indicated from time to time in SeaStar Medical’s Annual Report on Form 10-K, including those under the “Risk Factors” section therein and in SeaStar Medical’s other filings with the SEC. The foregoing list of factors is not exhaustive. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and SeaStar Medical assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Alliance Advisors IR

Jody Cain

(310) 691-7100

Jcain@allianceadvisors.com

Financial Tables to Follow

SeaStar Medical Holding Corporation

Condensed Consolidated Balance Sheets

(in thousands, except for share and per-share amounts)

	As of September 30, 2024	As of December 31, 2023
	(unaudited)
ASSETS
Current assets
Cash	$2,082	$176
Accounts receivable	68	$—
Prepaid expenses	1,466	2,132
Total current assets	3,616	2,308
Other assets	970	1,205
Total assets	$4,586	$3,513

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$3,687	$4,372
Accrued expenses	2,291	1,523
Contract liabilities	550	100
Notes payable, net of deferred financing costs	—	565
Convertible notes, current portion	—	4,179
Liability classified warrants	110	2,307
Total current liabilities	6,638	13,046
Notes payable, net of deferred financing costs	—	4,143
Convertible notes, net of current portion	—	194
Total liabilities	6,638	17,383
Commitments and contingencies
Stockholders' deficit
Preferred stock - $0.0001 par value per share; 10,000,000 shares authorized at September 30, 2024 and December 31, 2023; no shares issued and outstanding at September 30, 2024 and December 31, 2023	—	—
Common stock - $0.0001 par value per share; 500,000,000 shares authorized; 4,214,399 and 2,016,045shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	1	1
Additional paid-in capital	133,092	100,863
Accumulated deficit	(135,145)	(114,734)
Total stockholders' deficit	(2,052)	(13,870)
Total liabilities and stockholders' deficit	$4,586	$3,513

SeaStar Medical Holding Corporation

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except for share and per-share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Net revenue	$68	$—	$68	$—
Cost of goods sold	—	—	—	—
Gross profit	68	—	68	—
Operating expenses
Research and development	2,336	1,087	6,367	4,798
General and administrative	2,188	1,855	6,776	6,475
Total operating expenses	4,524	2,942	13,143	11,273
Loss from operations	(4,456)	(2,942)	(13,075)	(11,273)
Other income (expense)
Interest income	58	—	82	—
Interest expense	(272)	(224)	(497)	(882)
Change in fair value of convertible notes	—	(291)	(6,145)	(291)
Change in fair value of warrants liability	192	1,025	(773)	1,784
Change in fair value of forward option-prepaid forward contracts	—	(1,308)	—	(1,308)
Loss on extinguishment of convertible notes	—	(4,949)	—	(4,949)
Other income	—	149	—	149
Change in the fair value of the forward purchase agreement derivative liability	—	1,308	—	—
Total other income (expense), net	(22)	(4,290)	(7,333)	(5,497)
Loss before provision for income taxes	(4,478)	(7,232)	(20,408)	(16,770)
Provision for income taxes	—	—	3	5
Net loss	$(4,478)	$(7,232)	$(20,411)	$(16,775)
Net loss per share of common stock, basic and diluted	$(1.10)	$(9.02)	$(6.10)	$(26.16)
Weighted-average shares outstanding, basic and diluted	4,086,871	801,939	3,348,490	641,125

SeaStar Medical Holding Corporation

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands, except for shares and per-share amounts)

	Nine Months Ended September 30,
	2024	2023

Cash flows from operating activities
Net loss	$(20,386)	$(16,775)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization of deferred financing costs	102	37
Change in fair value of convertible notes (issued, converted and outstanding)	6,145	291
Change in fair value of forward purchase agreement derivative liability	—	1,308
Change in fair value of liability classified warrants (exercised and outstanding)	773	(1,784)
Stock-based compensation	675	1,544
Loss on extinguishment of convertible notes	—	4,949
Changes in operating assets and liabilities
Accounts receivable	(68)	—
Other receivables	—	12
Prepaid expenses	666	805
Other assets	235	—
Accounts payable	(858)	3,115
Accrued expenses	932	698
Other liabilities	495	—
Net cash used in operating activities	(11,314)	(5,800)

Cash flows from financing activities
Proceeds from issuance of convertible notes	979	6,500
Payment of convertible notes	(700)	(282)
Proceeds from issuance of shares	13,582	1,283
Proceeds from exercise of convertible note warrants	853	—
Proceeds of pre-funded warrants	3,766	—
Payment of commitment fee - equity line of credit	—	(500)
Proceeds from sale of recycled shares	—	1,870
Proceeds from notes payable	—	100
Payment of notes payable	(5,260)	(3,145)
Net cash provided by financing activities	13,220	5,826
Net increase in cash	1,906	26
Cash, beginning of period	176	47
Cash, end of period	$2,082	$73

Supplemental disclosure of cash flow information
Cash paid for interest	$523	$707
Exercise of liability classified warrants	$3,106	$—
Shares issued as payment of convertible notes	$10,210	$4,348
Shares issued to settle forward option-prepaid forward contracts	$—	$558
Board compensation settled in shares of common stock in-lieu-of-cash	$210	$—
Issuance of convertible note warrants	$586	$2,705

###